Pulse Biosciences Appoints Laureen DeBuono to Its Board of Directors

HAYWARD, Calif. [Business Wire]– Oct. 5, 2021.  Pulse Biosciences, Inc. (Nasdaq: PLSE), a novel bioelectric medicine company commercializing the CellFX® System powered by Nano-Pulse Stimulation™ (NPS™) technology, today announced the appointment of Laureen DeBuono to its Board of Directors. Concurrent to Ms. DeBuono’s appointment, Kenneth Clark has resigned from the Board of Directors.

“We are delighted and honored to welcome Laureen to the Pulse Biosciences Board,” said Robert Duggan, Chairman of the Pulse Biosciences Board of Directors. “Laureen is an accomplished executive with a track record of driving growth and creating shareholder value through operational, financial and strategic execution for multiple life sciences, medical technology, and aesthetics companies. We look forward to her insight as we grow the CellFX System’s commercial footprint in dermatology and further expand as a multi-specialty bioelectric medicine company. We also want to thank Ken for his four years of exemplary service and guidance. His steadfast support and indelible surge to pursue success has inspired all Pulse Biosciences’ stakeholders. Rest assured, we will undoubtably use his willingness to consult with us in the future.”

Ms. DeBuono currently serves as a Managing Partner at FLG Partners LLC, the leading interim executive and Board advisory firm in Silicon Valley, which she joined in 2011. As an Advisor to the Board of Directors and Interim CFO, she helped lead the growth of Rodan+Fields, a premium skincare company with a unique sales business model between 2014 and 2016. Most recently she also served as CEO and Board Member of govino, LLC, a global CPG company from 2018 through January 2020. Also in 2018, Ms. DeBuono joined HotelTonight as a Board Advisor and Interim CFO, to advise and oversee its sale to AirBnB in April 2019. Previously, Ms. DeBuono served in various executive capacities at multiple healthcare, medical technology and CPG companies from 1992-2017.

Ms. DeBuono received a BA from Duke University, an MA from Stanford University, and a JD from the New York University School of Law. Ms. DeBuono is a member of the State Bar of California. She has also attended the Stanford Directors’ College and is a certified Board Leadership Fellow with the National Association of Corporate Directors.

“What attracted me to Pulse Biosciences is the diverse opportunity set for Nano-Pulse Stimulation technology and the experienced leadership team,” said Laureen DeBuono, Director, Pulse Biosciences. “There is great potential for this platform and I am excited to leverage my past experiences with growth companies to help Pulse Biosciences scale operationally, financially and strategically.”

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary Nano-Pulse Stimulation™ (NPS™) technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The CellFX® System is the first commercial product to harness the distinctive advantages of NPS technology to treat a variety of applications for which an optimal solution remains unfulfilled. The initial commercial use of the CellFX System is to address a range of dermatologic conditions that share high demand among patients and practitioners for improved dermatologic outcomes. Designed as a multi-application platform, the CellFX System offers customer value with a utilization-based revenue model. Visit pulsebiosciences.com to learn more.

To stay informed about the CellFX System, please visit CellFX.com and sign-up for updates.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Contacts

Investors:

Pulse Biosciences

Sandra Gardiner, EVP and CFO

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk

504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com